Exhibit 99
Quarterly Shareholder Brochure of CNB Corporation
February 24, 2011
Dear Shareholder,
The following are highlights of the bank’s financial performance for 2010.
•	Assets grew by 2.4%, from $249.5 million at December 31, 2009, to $255.4 million at December 31, 2010. The growth was a direct result of deposits that increased by 2.5% to $230.2 million at December 31, 2010.

•	Loans declined by $19.5 million, or 12.9%, in 2010 while short term investments and bonds grew by $24.9 million. The decline in loans was the result of loan pay downs, foreclosures and charge-offs. In addition, many mortgage customers took advantage of the lower mortgage rates to refinance longer term mortgages, which the bank then sells on the secondary market. As reported in the past, new loan opportunities have been very limited and it is anticipated this will continue through 2011.

•	Nonperforming assets continued to be a major focus in 2010. Resolution of the nonperforming assets will continue to keep our attention into 2011. Nonperforming assets consist of nonaccrual loans, loans over 90 days delinquent, foreclosed properties and other repossessed assets. Nonperforming assets, at $9.5 million, were 3.7% of total assets at year end 2010. A decrease of approximately $1.6 million from the $11.1 million at December 31, 2009.

•	The allocation for loan loss during 2010 was $1.1 million, compared to $1.7 million in 2009 and $1.8 million in 2008. Provision expenses in 2011 are expected to continue at much lower levels as it is believed the current level of reserve is adequate to meet anticipated future loan losses.

•	The net interest margin for 2010 declined to 3.56%, compared to 3.69% for 2009. The decline resulted from lower yields on new loans and securities, as well as the high level of nonperforming assets. Continued pressure on the net interest margin is anticipated during 2011 as higher-yielding loans liquidate and are replaced with lower-yielding agency and treasury securities.

•	Core earnings for 2010, excluding life insurance proceeds of $189,000, were $624,000 compared to core earnings of $316,000 for 2009 when adjusted to exclude a $1.8 million gain on the sale of securities.

•	Shareholder equity at year-end 2010 was $20.8 million, compared to $20.3 million at year-end 2009.
Economists continue to predict a slow recovery; interest rates will remain flat as will loan growth. As an organization our outlook for 2011 continues to be conservatively positive; improving asset quality and strengthening capital will continue to be the focus. I am well aware that many shareholders are wondering when dividend payments will resume and I want to assure you this is a priority. Payment of a dividend will continue to be assessed on a quarterly basis and as soon as capital is sufficient and earnings are stable our intention is to resume payment of a dividend.
Sincerely,
Susan A. Eno
President & CEO

Consolidated Balance Sheets
(UNAUDITED)
in thousands of dollars

	December 31,
	2010	2009
ASSETS
Cash and due from banks	$3,648	$4,055
Interest-bearing deposits with other financial institutions	18,905	13,192

Total cash and cash equivalents	22,553	17,247

Time deposits with other financial institutions	9,626	8,669
Securities available for sale	66,588	45,473
Securities held to maturity (market value of $8,907 in 2010 and $10,837 in 2009)	8,442	10,302
Other securities	999	1,008

Total investment securities	76,029	56,783

Loans	131,516	151,034
Less allowance for loan losses	(1,712)	(2,863)

Loans, Net	129,804	148,171

Premises and equipment, net	5,499	5,921
Other assets	11,910	12,711

Total assets	$255,421	$249,502

LIABILITIES
Deposits
Noninterest-bearing demand	$42,106	$40,016
Interest-bearing deposits	188,060	184,542

Total deposits	230,166	224,558

Other liabilities	4,422	4,624

Total liabilities	234,588	229,182

SHAREHOLDERS’ EQUITY
Common Stock	3,030	3,034
Surplus	19,498	19,509
Retained Earnings and Accumulated other Comprehensive Loss	(1,695)	(2,223)

Total shareholders’ equity	20,833	20,320

Total liabilities and shareholders’ equity	$255,421	$249,502

Consolidated Statement of Income
(Unaudited)
in thousands of dollars
Twelve months ended December 31,

INTEREST INCOME	2010	2009	2008
Interest and fees on loans	$8,630	$10,097	$11,653
Interest on securities:
Taxable	939	1,295	1,718
Tax exempt	524	541	553
Other interest income	244	235	433

Total interest income	10,337	12,168	14,357

INTEREST EXPENSE ON DEPOSITS	2,092	3,500	4,871

NET INTEREST INCOME	8,245	8,668	9,486
Provision for loan losses	1,125	1,725	1,831

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	7,120	6,943	7,655

NON-INTEREST INCOME

Service charges and fees	1,067	1,118	1,200
Net realized gains from sale of loans	411	429	128
Loan servicing fees, net of amortization	32	(31)	117
Gain on the sale of othr real estate owned	12	3	304
Other income	395	353	283

Total noninterest income	1,917	1,872	2,032

NONINTEREST EXPENSE
Salaries and benefits	3,981	4,130	4,398
Deferred compensation	241	321	344
Occupancy	976	1,053	1,098
Securities impairment write-down	0	(1,762)	7,107
FDIC insurance premiums	540	623	149
ORE losses and carrying costs	897	739	605
Other expenses	1,597	1,832	1,729

Total noninterest expense	8,232	6,936	15,430

INCOME BEFORE INCOME TAXES	805	1,879	(5,743)
Income tax expense	(8)	(236)	(518)

NET INCOME	$813	$2,115	($5,225)

BASIC NET INCOME PER SHARE	$0.67	$1.74	($4.31)